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                                                                   Exhibit 16.1




February 23, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We have read the statements made by Avalon Cable Finance, Inc. (now CC V Finance, Inc.), Avalon Cable of Michigan LLC (now CC Michigan, LLC), and Avalon Cable of New England LLC (now CC New England, LLC) (copy attached), which we understand was filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated February 14, 2000. We agree with the statements concerning our Firm in such Form 8-K.


Very truly yours,





/s/ PricewaterhouseCoopers LLP